BLUELINX HOLDINGS INC.
2021 LONG-TERM INCENTIVE PLAN

2022 PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Name: ____________________
Number of Shares in Target Award: __________
Grant Date: _________
Pursuant to the BlueLinx Holdings Inc. 2021 Long-Term Incentive Plan (the “Plan”), BlueLinx Holdings Inc., a Delaware corporation (the “Company”), has granted the above-named participant (“Participant”) Restricted Stock Units (the “RSUs” or the “Award”) entitling Participant to receive shares of Company common stock (the “Shares” on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
1.    Grant Date. The Company granted the Award to Participant on the Grant Date set forth above (the “Grant Date”).
2.    Vesting.
(a) Standard Vesting. Except as provided in subsection (b) below, (i) if the Committee determines that the Performance Measure specified on Exhibit A has been achieved at least at the threshold level specified on Exhibit A, and Participant remains employed by the Company until the date on which the Committee makes such determination (the “Vesting Date”), then Participant’s Earned Award within the meaning specified on Exhibit A shall become vested and nonforfeitable and subject to settlement and transfer of Shares under Section 4 on the Vesting Date, and Participant shall forfeit all remaining RSUs (if any) in the Target Award other than the Earned Award, and (ii) if the Committee determines on the Vesting Date that the Performance Measure has not been achieved at least at the threshold level, then Participant shall forfeit the entire Award on the Vesting Date and no amount shall be payable under this Agreement.
(b) Change in Control.
(i) Upon a Change in Control, if the surviving entity in such Change in Control does not assume or replace the Award, then the Award shall become vested and nonforfeitable on the effective date of the Change in Control based on the greater of the target performance or the actual performance through the date of the Change in Control (as specified on Exhibit A) and such vested portion of the Award shall be subject to settlement and transfer of Shares under Section 4 on the effective date of the Change in Control. Participant shall forfeit on the effective date of the Change in Control any portion of the Award that does not become vested and nonforfeitable pursuant to the immediately preceding sentence.
(ii) If the surviving entity in the Change in Control assumes or replaces the Award, and Participant’s employment is subsequently terminated by the Company (or its successor in the Change in Control) other than for Cause (as defined in Participant’s then-current written employment agreement, or if no such agreement exists, in any applicable policy or plan of the Company in effect immediately prior to the effective date of the Change in Control), or Participant’s employment is subsequently terminated by Participant for Good Reason (as defined in Participant’s then-current written employment agreement, or if no such agreement exists, in any applicable policy or plan of the Company in effect prior to the effective date of the Change in Control), in either case within twenty-four (24) calendar months following the effective date of the Change in Control, then the assumed or replaced Award shall immediately become vested and nonforfeitable based on the greater of the target performance or the actual performance through the date of such termination of employment and such vested portion of the assumed or replace Award shall be subject to settlement and transfer under Section 4 as of the date on which such termination of employment occurs. If Participant is not a party to a written employment agreement or covered by a policy or plan of the Company that contains a definition of Cause and is in effect immediately prior to the effective date of a Change in Control, then the accelerated vesting described above for a termination of employment for other than for Cause does not apply to Participant. Similarly, if Participant is not a party to a written employment agreement or covered by a policy or plan of the Company that contains a definition of Good Reason and is in effect immediately prior to the effective date of a Change in Control, then the accelerated vesting described above for a termination of employment by Participant for Good Reason does not apply to Participant.
3.    Forfeiture of RSUs.
(a) Termination of Employment. Prior to the Vesting Date, except as otherwise provided herein, the entire Award shall be immediately forfeited upon Participant’s termination of employment with the Company for any reason whatsoever; provided, that the Committee reserves the right, in its sole discretion, to waive or amend this provision, in whole or in part. For purposes of this Agreement, employment with any Subsidiary of the Company shall be considered employment with the Company and a termination of employment shall mean a termination of employment with the Company and each Subsidiary by which Participant is employed. Upon the effective date of a Change in Control, all references in this Agreement to employment with the Company shall be deemed to include employment with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Subsidiary to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a termination of employment or otherwise interrupt Participant’s continuous employment for purposes of this Agreement.
(b) Restrictive Covenants. The grant of this Award is contingent upon Participant signing or having signed a restrictive covenants agreement or, to the extent applicable, an amendment to an existing employment or restrictive covenants agreement, in either case in the form provided by the Company on or prior to the date that Participant signs this Agreement. Notwithstanding any provision of this Agreement, if Participant breaches or otherwise fails to comply with such restrictive covenants agreement or any other non-compete, non-solicitation or similar agreement with the Company or a Subsidiary, in addition to all rights the Company or its Subsidiary has under such agreement, at law or in equity, RSUs that have not become vested and settled before such breach or failure to comply shall expire at that time, shall not become vested or settled after such time and shall be forfeited at such time without any payment therefor.
4.    Transfer of Vested Shares. Stock certificates (or appropriate evidence of ownership including certificateless book-entry issuance) for Shares representing vested RSUs, if any, will be delivered to Participant (or, if permitted by the Company in its sole discretion, to a party designated by Participant) on or as soon as practicable after (but no later than 30 days after) the first to occur of the Vesting Date, the date of a Change in Control, and the date of

Participant’s termination of employment (subject, as applicable, to delay under Section 20). Any Shares issued to Participant will not be subject to any restrictions under this Agreement but may be subject to certain restrictions under applicable securities laws.
5.    Non-Transferability of Award. The RSUs and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void.
6.    Conditions to Issuance of Shares. The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable.
7.    No Rights as Stockholder. Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the unvested Shares subject to the RSUs. Upon settlement of the Award into Shares, Participant will obtain full voting and other rights as a stockholder of the Company with respect to such Shares.
8.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
9.    Fractional Shares. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.
10.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Sections 4.3 and 18.2 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.
11.    Taxes.
(a) Withholding. Upon the vesting and delivery of Shares subject to this Award, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the employing Subsidiary to withhold all applicable federal, state and local income and employment taxes (“Tax Withholding Amounts”) payable with respect to this Award from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Subsidiary or from proceeds of the sale of Shares. For any payment made to Participant in

Shares hereunder, generally the Company will satisfy such tax obligations by withholding and cancelling a number of Shares having a market value on the date the tax is to be determined sufficient to satisfy the Tax Withholding Amounts, provided that the amount to be withheld may not exceed the tax withholding obligations associated with the Award to the extent needed for the Company to treat the Award as an equity award for accounting purposes and to comply with applicable tax withholding laws. The Company will withhold the whole number of Shares sufficient to satisfy the Tax Withholding Amounts and will make a cash payment to Participant for the difference between the market value of the Shares withheld and the Tax Withholding Amounts on the payment date specified in Section 4 above (but if this would cause adverse accounting treatment to the Company then the Company will withhold one fewer Share and Participant must pay cash to the Company in an amount equal to any withholding due in excess of the market value of the Shares withheld). Participant may elect to pay applicable Tax Withholding Amounts by check rather than by Share withholding as described above. The Company will deduct all applicable Tax Withholding Amounts from any payment made to Participant in cash hereunder.
(b) Participant Responsibility. Participant acknowledges and agrees that the ultimate liability for all taxes legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Subsidiary: (i) make no representations nor undertakings regarding the treatment of any taxes in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award or the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for taxes. In addition, Participant shall pay the Company or the Subsidiary any amount of Tax Withholding Amounts that the Company or the Subsidiary may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax Withholding Amounts.
12.    Participant Acknowledgments and Agreements. By accepting the grant of this Award, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Award is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (g) this Award is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company; (i) the value of the Shares may increase or decrease in value and the future value of the underlying Shares cannot be predicted; and (j) except as otherwise set forth herein, in the event of any termination of employment (whether or not in breach of local labor laws), Participant’s right to vest in the Award and receive any Shares will terminate effective as of the date that Participant is no longer employed and will not be extended by any notice period mandated under local statute, contract or common law; the Committee shall have the exclusive discretion to determine when Participant is no longer employed for purposes of this Award.
13.    Plan Information. By signing or acknowledging this Agreement as specified below, Participant agrees to be bound by the Plan and to receive copies of the Plan, the Plan prospectus and other Plan information from the Company’s intranet and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Company’s website at www.BlueLinxCo.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.
14.    Clawback Policy. This Award shall be subject to: (a) the terms and conditions of any applicable policy of recoupment or recovery of compensation adopted by the Company from time to time (as such policy may be amended); (b) terms and conditions regarding recoupment or recovery of compensation in any agreement between the Company or any Subsidiary and Participant; and (c) the requirements of any applicable law or regulation with respect to the recoupment or recovery of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 14. The recoupment or recovery of any portion of the Award (or vested Shares) that is permitted by any such policy, agreement, law or regulation may be made by the Company or the Subsidiary that employed Participant.
15.    Complete Agreement. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant, oral or written, with respect to the subject matter hereof. The terms of this Agreement control over any contrary provision in Participant’s employment agreement with the Company or in any severance plan or other agreement that applies to Participant. If Participant is a party to an employment agreement or severance plan or agreement with the Company and such plan or agreement includes one or more provisions that specifically applies to equity awards such as this Award, such provisions of such plan or agreement are hereby superseded and shall not apply to this Award. Acceptance of this Agreement shall be deemed an amendment or modification of such other plan or agreement solely with respect to this Award. If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.
16.    Modification of Agreement. No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Committee (or its designee). Any such amendment to this Agreement that is materially adverse to Participant shall not be effective unless and until Participant consents, in writing, to such amendment (provided that any amendment that is required to comply with Section 409A shall be effective without consent unless Participant expressly denies consent to such amendment in writing). The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.
17.    Participant Bound by Plan; Successors. Participant acknowledges receiving, or being provided with access to, a prospectus describing the material terms of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

18.    Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, without regard to conflict of law provisions or the principles of the choice of law.
19.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
20.    Section 409A.
(a) General. It is intended that payments under this Agreement will not be considered nonqualified deferred compensation subject to Section 409A and that such payments will satisfy the exemption from Section 409A for “short-term deferrals.” Notwithstanding the foregoing, to the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Section 409A, (i) this Agreement and the payments hereunder will be administered and interpreted to comply with Section 409A and the Department of Treasury regulations and other guidance thereunder, (ii) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Participant’s termination of employment shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (iii) if Participant is a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of Participant’s Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to Participant six months following the date of such Section 409A Separation from Service (provided, however, that if Participant dies after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of Participant’s death); and (iv) to the extent necessary to comply with Code Section 409A, if a Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A and the Treasury Regulations thereunder, the right to the Shares subject to the Award shall vest and be nonforfeitable as of the date of the Change of Control as specified in Section 3(b) above but the settlement and transfer of the Shares (or cash in lieu of Shares) under Section 4 shall not occur until the Vesting Date or a qualifying termination of employment following the Change in Control, subject to delay as provided in clause (iii) above. For purposes of Section 409A, each payment under this Agreement shall be treated as a separate payment.
(b) No Company Representation. Notwithstanding the foregoing, the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

21.    Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him or her and the Award to and from the Company (and its Subsidiaries) and such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Participant understands that the Company and its Subsidiaries hold certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information described above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company and its Subsidiaries to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company and its Subsidiaries to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company and its Subsidiaries, any third party stock plan administrator, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.
22.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:
BlueLinx Holdings Inc.
c/o Chief Legal Officer
1950 Spectrum Circle, Suite 300
Marietta, GA 30067

Any notice to be given under the terms of this Agreement to Participant shall be addressed to Participant at the address listed in the Company’s records. By a notice given pursuant to this Section 22, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.
23.    Venue. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against Participant or the Company only in the courts of the State of Georgia or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia. Participant and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.
24.    Effectiveness of Agreement. This Agreement shall not be effective unless and until Participant shall have signed or acknowledged this Agreement as specified herein within thirty (30) days following the Grant Date. If Participant does not satisfy this requirement, the Award will automatically become void and of no effect at midnight on the thirty-first (31st) day following the Grant Date.

BLUELINX HOLDINGS INC.

By signing below or by acknowledging this Award as evidenced by electronic means acceptable to the Committee, Participant hereby (i) acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to stockholders or annual report on Form 10-K are available from the Company’s intranet site or upon request, (ii) represents that he or she is familiar with the terms and provisions of this Agreement and the Plan, and (iii) accepts the award of RSUs subject to all the terms and provisions of this Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions arising under the Plan. Participant authorizes the Company to withhold from any compensation payable to him including by withholding Shares, in accordance with applicable law, any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of the RSUs.

______________________ ________________
(Signature) (Date)

_______________________
(Printed Name)

Exhibit A – Performance Measure
Performance Targets
(BXC 2022 LTIP)

The performance measures will be the following measures during the period that begins on the first day of the third fiscal quarter of 2022 and ends on the last day of the second fiscal quarter of 2025 (the “Performance Period”):

a.the three-year cumulative Adjusted EBITDA (“CAE”)
b.average Return on Working Capital (“ROWC”) over the same three-year period

Upon completion of the Performance Period, the number of Shares subject to the RSUs that are earned and delivered will be based on the Company’s actual three-year CAE and three-year average ROWC verses the ____% target performance for the Performance Period as follows:

Payout	3-year CAE ($MM)	3-year average ROWC
% (Min)	$	%
%	$	%
%	$	%
%	$	%
%	$	%
% (Max)	$	%

1.Payouts will be interpolated for results between the payout levels shown above.
2.No Shares will be earned with respect to the CAE performance measure if the actual three-year CAE is less than $_____ million.
3.No Shares will be earned with respect to the three-year average ROWC performance measure if the actual three-year average ROWC is less than _____%.

The 3-year average ROWC used to determine achievement of the ROWC performance criteria described above shall be calculated by dividing the 3-Year Average Adjusted EBITDA by the 3-Year Average Working Capital.

“Adjusted EBITDA” shall mean an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

“Working Capital” shall be the sum of accounts receivable plus inventories less accounts payable and bank overdrafts.

The “3-Year Average Adjusted EBITDA” shall be calculated by dividing the cumulative Adjusted EBITDA during the Performance Period by 3.

The “3-Year Average Working Capital” shall be calculated by dividing the sum of twelve fiscal quarter Working Capital amounts during the Performance Period by 12.

The Company’s Principal Accounting Officer (“PAO”) shall determine if the performance measures have been achieved within a reasonable period following the end of the Performance Period. If the PAO determines that one or both performance measures have been achieved, then the PAO shall present to the Committee for certification the achievement of such performance measures.

The Committee shall have discretion to adjust the performance measures or to adjust the calculations of Adjusted EBITDA and Working Capital for unexpected, extraordinary, unusual and/or non-recurring items.